Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-291189

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 31, 2025)

Dominion Energy, Inc.

$1,800,000,000

Common Stock

This prospectus supplement and accompanying base prospectus relate to the offer and sale from time to time of shares of our common stock having an aggregate offering price of up to $1,800,000,000. The shares of our common stock to which this prospectus supplement relates will be offered from time to time through Barclays Capital Inc. (Barclays), BMO Capital Markets Corp. (BMO), BofA Securities, Inc. (BofA), CIBC World Markets Corp. (CIBC), Citigroup Global Markets Inc. (Citigroup), Goldman Sachs & Co. LLC (Goldman Sachs), J.P. Morgan Securities LLC (J.P. Morgan), Mizuho Securities USA LLC (Mizuho), Morgan Stanley & Co. LLC (Morgan Stanley), MUFG Securities Americas Inc. (MUFG), RBC Capital Markets, LLC (RBC), Scotia Capital (USA) Inc. (Scotiabank), TD Securities (USA) LLC (TD), Truist Securities, Inc. (Truist) and/or Wells Fargo Securities, LLC (Wells Fargo Securities) as our sales agents subject to the terms and conditions of their respective sales agency agreement with us. We refer to each of Barclays, BMO, BofA, CIBC, Citigroup, Goldman Sachs, J.P. Morgan, Mizuho, Morgan Stanley, MUFG, RBC, Scotiabank, TD, Truist and Wells Fargo Securities, when acting in this capacity as a sales agent and collectively as the sales agents. The sales agency agreements provide that, in addition to the issuance and sale of common stock by us through the sales agents, we also may enter into initially priced forward transactions through forward sale agreements between us and each of Barclays Bank PLC, an affiliate of Barclays, Bank of Montreal, an affiliate of BMO, Bank of America, N.A., an affiliate of BofA, Canadian Imperial Bank of Commerce, an affiliate of CIBC, Citibank, N.A., an affiliate of Citigroup, or any other affiliate of Citigroup, Goldman Sachs, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan, Mizuho Markets Americas LLC, an affiliate of Mizuho, Morgan Stanley, MUFG Securities EMEA plc, an affiliate of MUFG, Royal Bank of Canada, an affiliate of RBC, The Bank of Nova Scotia, an affiliate of Scotiabank, The Toronto-Dominion Bank, an affiliate of TD, Truist Bank, an affiliate of Truist and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities. We refer to each of these entities, when acting in such capacity, as a forward purchaser and, collectively, as the forward purchasers, and refer to the forward transactions in the preceding sentence as initially priced forward transactions. We may also enter into collared forward transactions through forward sale agreements between us and Goldman Sachs, or one or more of the other forward purchasers, each acting in its capacity as forward purchaser. We refer to the forward transactions in the preceding sentence as collared forward transactions. In connection with each forward sale agreement (whether an initially priced forward or collared forward), the relevant forward purchaser will, at our request, borrow from third parties and, through its relevant agent, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement to hedge the forward sale agreement. In respect of a collared forward, during the initial hedging period when the forward seller is selling a number of hedging shares underlying the collared forward transaction, the forward purchaser or its affiliates will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account, as the forward purchaser expects its initial hedge position in respect of the collared forward transaction to be less than the number of shares underlying the collared forward transaction. We refer to each of Barclays, BMO, BofA, CIBC, Citigroup, Goldman Sachs, J.P. Morgan, Mizuho, Morgan Stanley, MUFG, RBC, Scotiabank, TD, Truist and Wells Fargo Securities, when acting as the agent for a forward purchaser, as a forward seller and, collectively, as the forward sellers. See PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST) in this prospectus supplement for more information regarding initially priced forward transactions and collared forward transactions.

In no event will the aggregate sales price of shares of our common stock sold through the sales agents and through the forward sellers under this prospectus supplement exceed $1,800,000,000. The offering of our common stock pursuant to this prospectus supplement will terminate upon the earliest of (1) the sale, under the sales agency agreements, of shares of our common stock with an aggregate sales price of $1,800,000,000, (2) October 31, 2028 and (3) termination by us or the relevant sales agent, forward purchaser and forward seller at any time upon written notice, solely with respect to their respective sales agency agreement.

We intend to use net proceeds received from the sale of shares of our common stock through the sales agent or upon physical settlement of any forward sale agreement for general corporate purposes See USE OF PROCEEDS in this prospectus supplement.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. In the case of initially priced forward transactions, we expect to receive proceeds from the sale of shares of our common stock upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of the relevant forward sale agreement. If we elect to cash settle or net share settle an initially priced forward transaction, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. In the case of collared forward transactions, we expect to receive proceeds upon settlement of the relevant forward sale agreement on the date specified in accordance with the forward sale agreement. To the extent the collared forward sale price for the collared forward transaction exceeds the floor price for the collared forward transaction, we will, subject to certain conditions, have the right to elect to receive such excess in the form of our common stock, instead of cash. See PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST) in this prospectus supplement for more information.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “D.” The last reported sale price of our common stock on the New York Stock Exchange on October 30, 2025 was $59.52 per share.

The shares of our common stock to which this prospectus supplement relates will be offered at market prices prevailing at the time of sale. We will pay each sales agent a commission of 1% of the gross sales price of all shares of our common stock sold through it as our sales agent under its respective sales agency agreement. In connection with each initially priced forward transaction, the relevant forward seller will receive, reflected in a reduced initial forward price payable by the relevant forward purchaser under its forward sale agreement, a commission of 1% of the sales price of all borrowed shares of our common stock sold during the applicable period by it as a forward seller. In connection with each collared forward transaction, the applicable forward seller may receive a commission to be agreed, payable in the form of a reduction in the proceeds payable to us upon settlement of the relevant collared forward transaction.

Investing in our common stock involves risks. See RISK FACTORS beginning on page S-7 of this prospectus supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Barclays	BMO Capital Markets	BofA Securities	CIBC Capital Markets

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho

Morgan Stanley	MUFG	RBC Capital Markets	Scotiabank

TD Securities	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is October 31, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering pursuant to this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent any information contained or incorporated in the prospectus supplement differs from the information contained or incorporated in the accompanying base prospectus, you should only rely on the information contained or incorporated in the prospectus supplement.

This document contains and refers you to information that you should consider when making your investment decision, including other materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the sales agents, forward sellers or forward purchasers to authorize anyone, to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information. This prospectus supplement may only be used where it is legal to sell these securities. The information that appears in this prospectus supplement and that is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus supplement as set forth below) is not incorporated by reference into this prospectus supplement, and you should not consider such information a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with one of our subsidiaries, Virginia Electric and Power Company (Virginia Power). Our combined filings with the SEC represent separate filings by Virginia Power and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), except those portions of filings that relate to Virginia Power as a separate registrant, until such time as all of the securities covered by this prospectus supplement have been sold or this offering is otherwise terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

•

Current Reports on Form 8-K, or amendments thereto, filed January 27, 2025, February 3, 2025, February 27, 2025, March 11, 2025, April 9, 2025, May 9, 2025, May 13, 2025, June 25, 2025, June 27, 2025, July 1, 2025, August 6, 2025, August 25, 2025 and October 1, 2025; and

•	the description of our common stock contained in Amendment No. 9 to our Current Report on Form 8-K, filed August 25, 2025.

You may request a copy of these filings, at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219, Telephone (804) 819-2284.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the words “Dominion Energy,” “Company,” “we,” “our” and “us” refer to Dominion Energy, Inc., a Virginia corporation, and its subsidiaries and predecessors.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF OUR CAPITAL STOCK section of this prospectus supplement references more detailed information regarding our capital stock, including our common stock. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus. You should also review the RISK FACTORS section of this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

DOMINION ENERGY

Dominion Energy, Inc., headquartered in Richmond, Virginia, is a public utility holding company and conducts its operations primarily through its subsidiaries Virginia Power and Dominion Energy South Carolina, Inc. (DESC).

Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and North Carolina. In Virginia, Virginia Power conducts business under the name “Dominion Energy Virginia” and primarily serves retail customers. In North Carolina, Virginia Power conducts business under the name “Dominion Energy North Carolina” and serves retail customers located in the northeastern region of the state, excluding certain municipalities. In addition, Virginia Power sells electricity at wholesale prices to rural electric cooperatives and municipalities and into wholesale electricity markets.

DESC is a regulated public utility that generates, transmits and distributes electricity to customers in the central, southern and southwestern portions of South Carolina and distributes natural gas to residential, commercial and industrial customers in South Carolina. DESC conducts business under the name “Dominion Energy South Carolina.”

Our address and telephone number are: 600 East Canal Street, Richmond, Virginia 23219, Telephone (804) 819-2284.

THE OFFERING

Securities Offered	Shares of common stock having an aggregate offering price of up to $1,800,000,000.

Use of Proceeds	We intend to use the net proceeds that we receive upon the sale of shares of our common stock by us through the sales agents for general corporate purposes, including to repay debt and fund capital expenditures.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers in connection with any forward sale agreement as a hedge of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any initially priced forward transaction, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for general corporate purposes, including to repay debt and fund capital expenditures. We currently intend to use the cash proceeds that we receive upon settlement of any collared forward transaction for general corporate purposes, including to repay debt and fund capital expenditures.

Conflicts of Interest	Affiliates of each of the sales agents participate in our credit facilities. As a result, such affiliates may receive a portion of the net proceeds of this offering through the repayment of any borrowings under such facilities if we decide to pay down such indebtedness. In addition, the forward purchasers (or their respective affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement.

If certain sales agents or their affiliates were to receive part of the net proceeds from the sale of shares of our common stock by us through the sales agents or in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

New York Stock Exchange Symbol	D

Risk Factors	Investing in our common stock involves risks. For a description of these risks, see RISK FACTORS beginning on page S-7 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

RISK FACTORS

Investing in our common stock involves risks. Some of these risks relate to our business and some relate to this offering. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussion of risks that we have incorporated by reference herein and set forth below before deciding whether an investment in our common stock is suitable for you.

Risks Relating to Our Business

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified and will in the future identify a number of these factors under the heading “Risk Factors” in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein.

Risks Relating to this Offering

The price of our common stock may be adversely affected by the issuance and sale of our common stock, including pursuant to the sales agency agreements. We cannot predict the effect that future issuances or sales of our common stock, if any, including those made pursuant to the sales agency agreements, may have on the market price for our common stock. In addition, the sales agents, as agents for sales under the sales agency agreements, may not engage in any transactions that stabilize the price of our common stock. The issuance and sale of substantial amounts of common stock, including issuances and sales pursuant to the sales agency agreements, could adversely affect the market price of our common stock.

The market price of our common stock fluctuates continuously, which could negatively affect us and holders of our common stock. The price of our common stock on the New York Stock Exchange fluctuates continuously. Fluctuations in the market price of our common stock are caused by a variety of factors, many of which are beyond our control. These factors include the factors that may influence our business as discussed under ––Risks Relating to Our Business above. In addition, in recent years, the stock market in general has experienced periods of extreme price and volume fluctuations. These fluctuations have had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. Similarly, broad market fluctuations may in the future adversely affect the market price of our common stock regardless of our operating results. Regardless of the cause, future volatility in the market price of our common stock may prevent you from being able to resell shares of our common stock at or above the price you pay for shares sold to you under this prospectus supplement.

Settlement provisions contained in any forward sale agreement subject us to certain risks. In the case of an initially priced forward transaction, a forward purchaser will have the right to accelerate a forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if:

•

such forward purchaser is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) sufficient shares of our common stock to hedge its position under the relevant forward sale agreement at a rate equal to or less than an agreed maximum stock borrowing rate;

•

such forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the applicable forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Virginia corporate laws or other applicable laws and regulations, as applicable;

•	we declare a dividend or distribution on shares of our common stock that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement);

•

there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the applicable forward sale agreement); or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the applicable forward sale agreement, certain bankruptcy events (excluding certain insolvency filings by us or an appropriate authority) or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of any forward sale agreement for an initially priced forward transaction will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share.

In the case of collared forward transactions, the forward purchaser will have the right to accelerate the transaction (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle the collared forward transaction on a date specified by the forward purchaser under certain conditions or upon the occurrence of certain events, or potentially at any time beginning on an initial acceleration date, to be agreed by the parties, irrespective of our interests, including our need for capital, as set forth in the applicable forward sale agreement. The forward purchaser may also terminate a collared forward transaction at any time prior to settlement upon the declaration of any dividend, issue or distribution on shares of our common stock payable in cash that differs in certain ways from the expected dividends as of the trade date of the collared forward transaction.

We expect that any forward sale agreement will settle by the settlement date specified in such forward sale agreement. However, any initially priced forward transaction may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. The applicable forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of an initially priced forward transaction, delivery of shares of our common stock in connection with such physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular initially priced forward transaction, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash such forward purchaser would owe us) upon a cash settlement of such initially priced forward transaction or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock such forward purchaser would deliver to us) upon net share settlement of such initially priced forward transaction.

The forward sale price we expect to receive upon physical settlement of any initially priced forward transaction will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

If the market value of shares of our common stock during the relevant unwind period under a particular initially priced forward transaction is above the forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under the relevant forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment. If the market value of shares of our common stock during the relevant unwind period under a particular initially priced forward transaction is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by a forward purchaser under the applicable forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference.

We are limited to physical settlement for a collared forward transaction. We will be obligated to settle a collared forward transaction physically by delivery of the number of shares of our common stock underlying the collared forward transaction against payment therefor. Consequently, we will not be able to avoid settling a collared forward transaction by issuing shares of our common stock at the time of settlement regardless of whether we have a need for capital at that time. Physical settlement could result in dilution to our earnings per share and may adversely affect the market price of our common stock.

Acceleration and termination provisions contained in the forward sale agreements with respect to collared forward transactions subject us to certain risks. Although we may settle a collared forward transaction only on the date selected in accordance with the terms of the applicable forward sale agreement and may not terminate any collared forward transaction early, the forward purchaser will potentially have the right to accelerate the scheduled maturity date of all or a portion of any collared forward transaction after a date specified in the applicable forward sale agreement. Upon acceleration, we would be obligated to settle the collared forward transaction (or the applicable portion thereof) physically by delivery of the number of shares of our common stock underlying the collared forward transaction against payment therefor irrespective of our interests, including our need for capital. In any such case, we could be required to deliver shares of our common stock under the terms of the physical settlement provisions of the applicable collared forward transaction irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock.

In addition to the potential right of the forward purchaser to accelerate the scheduled maturity date of a collared forward transaction for settlement as described above, the forward purchaser may terminate a collared forward transaction early upon the occurrence of certain events to be specified in the collared forward sale agreement for the collared forward transaction, including:

•	certain mergers, certain events involving our nationalization or insolvency, a delisting of shares of our common stock and a change in law;

•

the forward purchaser (i) after using commercially reasonable efforts, is unable to hedge its exposure under the collared forward transaction or (ii) under certain circumstances, would incur a materially increased cost to hedge such exposure;

•

certain events of default or termination events, including any material misrepresentation made by us in connection with entering into such collared forward transaction, our bankruptcy or the occurrence of an event or circumstance causing certain payments or deliveries under, or material compliance with, such collared forward transaction to be unlawful (each as more fully set forth in the applicable forward sale agreement); or

•

a market disruption event during a specified valuation period which lasts for more than nine consecutive scheduled trading days (in each case, as determined pursuant to the terms of the collared forward transaction).

Upon such a termination, the forward purchaser will determine, in good faith and a commercially reasonable manner, the amount of the losses or costs that it will incur or the amount of the gains that it will realize under the circumstances in replacing or providing for itself the economic equivalent of (i) the material terms of the relevant collared forward transaction, including the payments and deliveries by the parties thereunder that would, but for the event leading to such termination, have been required on or after the date that the collared forward transaction was terminated and (ii) the option rights of the parties in respect of the collared forward transaction.

Price and other adjustment provisions in the forward sale agreements with respect to collared forward transactions will affect their economic results. The forward sale agreement for each collared forward transaction will provide for the forward purchaser to be able to make certain price and other adjustments to the terms of the collared forward transaction in good faith and a commercially reasonable manner to account for the economic effect on the collared forward transaction of certain events, including our payment of dividends and distributions on the shares of our common stock and the occurrence of certain other events that do not permit the forward purchaser to terminate the collared forward transaction but for which anti-dilution and other adjustments are necessary in order to preserve the fair value of the collared forward transaction. Any such price and other adjustments will affect the economic results that we experience upon the settlement of the relevant collared forward transaction.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock. If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if an appropriate regulatory or other authority takes similar action, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the forward sale price per share in respect of those shares of our common stock.

USE OF PROCEEDS

We intend to use the net proceeds that we receive upon the sale of shares of our common stock by us through the sales agents for general corporate purposes, including to repay debt and fund capital expenditures. Affiliates of each of the sales agents participate in our credit facilities. As a result, such affiliates may receive a portion of the net proceeds of this offering through the repayment of any borrowings under such facilities if we decide to pay down such indebtedness. See PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST).

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of the forward sale agreement. In the event of full physical settlement of an initially priced forward transaction, which we expect to occur on or prior to the maturity date of such forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward price under the forward sale agreement and the number of shares of our common stock underlying the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any initially priced forward transaction, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes provided in the immediately preceding paragraph. If, however, we elect to cash settle or net share settle any initially priced forward transaction, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the relevant forward purchaser. We currently intend to use the cash proceeds that we receive upon settlement of any collared forward transaction for the purposes provided in the immediately preceding paragraph. See PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST).

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of this prospectus supplement, our authorized capital stock was 1.77 billion shares. Those shares consisted of 20 million shares of preferred stock and 1.75 billion shares of common stock. As of October 24, 2025, approximately 854 million shares of common stock were issued and outstanding and approximately 1 million shares of preferred stock were issued and outstanding. No holder of shares of common stock or preferred stock has any preemptive rights.

For a more detailed description of our capital stock, including our common stock, see DESCRIPTION OF CAPITAL STOCK in the accompanying base prospectus, as well as any changes to such description included in a Current Report on Form 8-K or amendment thereto filed by us after the date of this prospectus supplement and incorporated herein by reference.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into sales agency agreements with the sales agents, the forward sellers and the forward purchasers under which we may issue and sell over a period of time and from time to time through the sales agents shares of our common stock. Further, the sales agency agreements provide that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we may deliver instructions to each sales agent specifying that such sales agent, as a forward seller, use its commercially reasonable efforts to sell, from time to time, shares of our common stock borrowed by or on behalf of the applicable forward purchaser in connection with one or more forward sale agreements as described below. In no event will the aggregate sales price of shares of our common stock sold through the sales agents and through the forward sellers under this prospectus supplement exceed $1,800,000,000.

Sales of the shares, if any, under the sales agency agreements will be made (i) by any method permitted by law to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the Securities Act), including by means of ordinary brokers’ transactions, sales to or through a market maker or through an electronic communications network or sales directly on the New York Stock Exchange, the existing trading market for our common stock, or (ii) by any other method permitted by applicable law and agreed to by us in writing, including through an alternative trading system or any other market venue, in the over-the-counter market, and in privately negotiated transactions, including block trades. Nothing in the sales agency agreements shall be deemed to require us or the sales agents and any related forward seller and forward purchaser to agree to the method of offer and sale specified in clause (i) in the prior sentence, and any party may withhold its consent thereto in any such party’s sole discretion. Our sales agents will not engage in any prohibited stabilizing transactions in connection with this offering.

We will report at least quarterly (i) the number of shares of common stock sold through the sales agents under the sales agency agreements, (ii) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under “—Sales Through Forward Sellers” and (iii) the net proceeds to us and the compensation paid by us to the sales agents in connection with the transactions described in clauses (i) and (ii) in the prior sentence.

In connection with the sale of the common stock on our behalf, each of the sales agents, forward sellers and forward purchasers may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to a sales agent, forward seller or forward purchaser may be deemed to be underwriting commissions or discounts. We have agreed in the sales agency agreements to provide indemnification and contribution to each of the sales agents, forward sellers and forward purchasers against certain civil liabilities, including liabilities under the Securities Act.

If any of the sales agents or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other party and sales of common stock under the sales agency agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

The offering of our common stock pursuant to this prospectus supplement will terminate upon the earliest of (1) the sale, under the sales agency agreements, of shares of our common stock with an aggregate sales price of $1,800,000,000, (2) October 31, 2028, and (3) termination by us or the relevant sales agent, forward purchaser and forward seller at any time upon written notice, solely with respect to their respective sales agency agreement.

We estimate that the total expenses of the offering pursuant to this prospectus supplement payable by us, excluding discounts and commissions payable under the sales agency agreements, will be approximately $350,000.

Sales through Sales Agents

Each sales agent will offer shares of our common stock subject to the terms and conditions of its sales agency agreement with us. We will designate the minimum price per share at which the shares may be sold and the maximum amount of shares of common stock to be sold through the sales agents on a daily basis or otherwise determine such maximum amount together with the sales agents. Subject to the terms and conditions of its sales agency agreement with us, each sales agent, as applicable, will use its commercially reasonable efforts to sell as our sales agent and on our behalf, all of the designated shares of common stock. We or any of the sales agents may suspend the offering of shares of common stock being made through the sales agents under the sales agency agreements upon proper notice to the other party.

Each sales agent will receive from us a commission equal to 1% of the gross sales price per share for any shares sold through it as our sales agent under its sales agency agreement with us. The remaining sales proceeds, after deducting transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse the sales agents for certain of their legal and other expenses in certain circumstances.

Each sales agent will provide written confirmation to us following the close of trading on the New York Stock Exchange each day in which shares of common stock are sold by such sales agent for us under its sales agency agreement with us. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to the applicable sales agent.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the first trading day following the date on which any sales were made against payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Initially Priced Forward Transactions

From time to time during the terms of the sales agency agreements, and subject to the terms and conditions set forth therein, we may enter into one or more initially priced forward transactions through one or more forward sale agreements with a forward purchaser and deliver instructions to its agent under the applicable sales agency agreement in its capacity as forward seller thereunder. Upon acceptance by a forward seller and the applicable forward purchaser (which they may decline in their sole discretion) of an instruction from us requesting that the forward seller execute sales of borrowed shares of common stock as a forward seller in connection with the applicable forward sale agreement and subject to the terms and conditions of the applicable sales agency agreement, the relevant forward purchaser will attempt to borrow, and the relevant forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, such shares of our common stock to hedge such forward purchaser’s exposure under such forward sale agreement. We or the relevant forward seller may immediately suspend the offering of shares of our common stock at any time upon proper notice to the other party.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the relevant forward seller. The obligation of the relevant forward seller under the applicable sales agency agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward price payable by the relevant forward purchaser under the related forward sale agreement, commissions of 1% of the sales price of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward hedge selling commission rate. The forward hedge selling period will be the period beginning on the trade date and ending on a date specified in the relevant forward sale agreement, or an earlier date under certain circumstances.

The initial forward price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted hedge price per share at which the borrowed shares of common stock were sold pursuant to the applicable sales agency agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.

The forward sale agreements, if any, will provide that the forward sale price, as well as the volume-weighted hedge price used to calculate the initial forward price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate, less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on shares of our common stock during the term of the particular forward sale agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before settlement of a particular forward sale agreement, we expect that the shares of our common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our shares of common stock is above the applicable forward sale price. However, if we decide to physically or net share settle any forward sale agreement, any delivery of shares of our common stock by us upon any physical or net share settlement of such forward sale agreement will result in dilution to our earnings per share.

Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1) (a) the weighted average price per share at which the relevant forward purchaser or its affiliate purchases shares of our common stock on each exchange business day during the relevant unwind period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of that particular forward sale agreement. The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See RISK FACTORS.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to a transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle or, if we so elect and the forward purchaser permits our election, cash settle or net share settle on a date specified by the relevant forward purchaser if: (1) such forward purchaser is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) sufficient shares of our common stock to hedge its position under the relevant forward sale agreement at a rate equal to or less than an agreed maximum stock borrowing rate; (2) a forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the applicable forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Virginia corporate laws or other applicable laws and regulations, as applicable; (3) we declare a dividend or distribution on shares of our common stock that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement); (4) there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the particular forward sale agreement); or (5) certain other events of default, termination events or other specified events occur, including any material misrepresentation made by us in connection with entering into any forward sale agreement, certain bankruptcy events (excluding certain insolvency filings by us or an appropriate authority) or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement). The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See RISK FACTORS.

Collared Forward Transactions

We may also enter into one or more collared forward transactions through one or more forward sale agreements with Goldman Sachs or one or more of the other forward purchasers, each in its capacity as forward purchaser, pursuant to which we will agree to sell to the forward purchaser the number of shares of our common stock specified in the forward sale agreement (subject to adjustment as set forth therein) and the forward purchaser will borrow from third-party stock lenders and sell the maximum number of shares of our common stock deliverable pursuant to the collared forward transaction through the applicable forward seller, in an offering under this prospectus supplement and the accompanying base prospectus over an initial hedging period to be agreed between us and the forward purchaser, all subject to the terms of the applicable sales agency agreement and the applicable forward sale agreement. We have been advised by the forward purchaser that it expects that, on the same days during the initial hedging period when the forward seller is selling a number of hedging shares underlying the collared forward transaction, the forward purchaser or its affiliates will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account, as the forward purchaser expects its initial hedge position in respect of the collared forward transaction to be less than the number of shares underlying the collared forward transaction.

During the initial hedging period for any collared forward transaction, the collared forward purchaser or the collared forward seller on its behalf may also use this prospectus supplement and the accompanying prospectus to effect any short sales of shares of our common stock on behalf of the collared forward purchaser as principal, to the extent required to adjust its initially established hedge of the applicable portion or components of the collared forward transaction. The prices of such sales will not be used to determine the floor price and the cap price of the collared forward transaction.

In addition, we have been advised that the collared forward purchaser expects to dynamically modify its hedge positions for its own account by it (or its affiliates and/or agents) buying or selling shares of our common stock or engaging in derivatives or other transactions with respect to shares of our common stock from time to time during the term of a particular collared forward transaction, including during the valuation period for the collared forward transaction. The purchases and sales of shares of our common stock or other hedging transactions by the collared forward purchaser to dynamically modify its hedge positions from time to time during the term of the collared forward transaction may variously have a positive, negative or neutral impact on the market price of shares of our common stock, depending on market conditions at such times.

In the event that the forward seller is unable to borrow from third-party stock lenders and sell the maximum number of shares underlying a collared forward transaction into the public market during the applicable initial hedging period (including as a result of the prospectus being unavailable at any time during such initial hedging period), the number of shares underlying the collared forward transaction will be reduced accordingly immediately upon completion of such initial hedging period. We refer to such number of shares as the “underlying number of shares.”

We expect that settlement between the forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the forward seller and buyers of such shares of our common stock in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the forward seller. The obligation of the forward seller under the applicable sales agency agreement to execute such sales of shares of our common stock is subject to a number of conditions, which the forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement for a collared forward transaction, we may pay the forward seller a commission to be agreed, payable in the form of a reduction in the proceeds payable to us upon settlement of the relevant collared forward transaction.

The collared forward sale price that we will receive under any collared forward transaction for each share of our common stock deliverable thereunder will be equal to the arithmetic average of volume weighted prices of our common stock during the relevant valuation period for the collared forward transaction that will run prior to the maturity date for such collared forward transaction (reference price), subject to reduction by an amount related to the expected dividends on our common stock during the term of the collared forward transaction and adjustment terms set forth in the forward sale agreement for the collared forward transaction in case of certain customary disruption and extraordinary events specified in the forward sale agreement but will not be not less than the floor price and will not be greater than the cap price (each as defined below).

The forward sale agreement will specify the floor percentage (which will be less than 100%) and the cap percentage (which will be more than 100%). Upon completion of the hedge with respect to the collared forward transaction during the initial hedging period, the forward floor price (floor price) and the forward cap price (cap price) will be determined by multiplying the weighted average prices at which the collared forward seller will have sold the hedging shares during the initial hedging period for the collared forward transaction by the floor percentage and the cap percentage, respectively. As such the floor price and cap price are subject to market risk during the initial hedging period.

We may not terminate any collared forward transaction early. The forward purchaser may terminate a collared forward transaction early (x) at any time beginning on an initial acceleration date to be agreed by the parties or (y) upon the occurrence of certain customary disruption events, extraordinary events, announcements related to us, events of default and termination events to be specified in the forward sale agreement, including any material misrepresentation made by us in connection with entering into the collared forward transaction, the declaration or payment by us of a dividend in certain circumstances during the term of the collared forward transaction, or a market disruption event during a specified period that lasts for more than nine consecutive scheduled trading days (in each case, as determined pursuant to the terms of the forward sale agreement). Upon such termination, the applicable payment and delivery terms of the collared forward transaction will be adjusted to preserve the fair value of the collared forward transaction. The forward sale agreement will provide for customary anti-dilution and other adjustments.

We will set the scheduled maturity of a collared forward transaction at the time we enter into the collared forward transaction based, among other factors, upon the market conditions at the time.

At settlement of a collared forward transaction, we expect that (i) we will deliver to the forward purchaser a number of shares of our common stock equal to the number of shares underlying such collared forward transaction and (ii) the forward purchaser will pay to us, in respect of each component of the transaction of, (x) an amount of cash equal to the product of (A) the floor price for such component (as reduced for any commission payable to the forward seller) and (B) the number of shares for such component and (y) an amount of cash equal to the product of (A) the amount by which the settlement price (subject to the cap price) for such component exceeds the floor price for such component and (B) the number of shares for such component; provided that, we may elect to receive the value referred to in the preceding clause (y) in the form of shares of our common stock rather than cash, with the number of shares to be calculated over a period of time following the maturity date of the collared forward transaction, which we call the unwind period, based on the average of the 10b-18 VWAP prices, as measured under the collared forward sale agreement, of our common stock during the unwind period.

Purchases of, and other hedge unwind transactions with respect to, our common stock by the collared forward purchaser (or its affiliates or agents) during the unwind period in connection with settlement of any collared forward transaction may have the effect of increasing, or limiting a decrease in, the market price of our common stock during the unwind period.

The amounts upon settlement of any collared forward transaction that we may receive cannot be determined in advance. The minimum amount we will receive will not be determined until the floor price has been determined at completion of the initial hedging period. The settlement amount will not be determined until the end of the applicable valuation period for the collared forward transaction and will therefore be subject to market risk during the applicable valuation period for the collared forward transaction, subject to the floor price and cap price.

The foregoing is subject to acceleration of the scheduled maturity date or other adjustment of such date in certain circumstances in accordance with the terms of the forward sale agreement.

Under the forward sale agreements for collared forward transactions, the forward purchaser will have the right to accelerate a collared forward transaction (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and require us to physically settle the collared forward transaction on a date specified by the forward purchaser under certain conditions or upon the occurrence of certain events, or at any time beginning on the initial acceleration date for the collared forward transaction, irrespective of our interests, including our need for capital, as set forth in the forward sale agreement.

The forward purchaser’s decision to exercise its right to accelerate any collared forward transaction (or, in certain cases, the portion thereof that it determines is affected by the relevant event) and to require us to settle the collared forward transaction will be made irrespective of our interests, including our need for capital. In such cases, we could be required to deliver shares of our common stock under the terms of the physical settlement provisions of the collared forward transaction irrespective of our capital needs, which would result in dilution to our earnings per share and may adversely affect the market price of our common stock. In addition, upon certain bankruptcy or insolvency filings related to us, the collared forward transaction will automatically terminate without further liability of either party to the collared forward sale agreement. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the collared forward transaction.

If we enter into a collared forward transaction, we will agree in the forward sale agreement that during the initial hedging period, the applicable valuation period for the collared forward transaction and, if applicable, the unwind period for the collared forward transaction, we will not, without the prior consent of the forward purchaser, issue or sell (nor enter into a similar direct or indirect disposition transaction, within the meaning of the collared forward sale agreement) any shares of our common stock or securities convertible into shares of our common stock, nor will we enter into any derivatives referencing such shares, with exceptions for (i) any debt-for-equity exchanges; (ii) any equity incentive plan, stock ownership plan or dividend reinvestment plan in effect when we enter into such collared forward transaction; (iii) certain transactions as set forth in the applicable forward sale agreement; and (iv) after initial hedging period for the collared forward transaction (or such earlier time with the forward purchaser’s consent not to be unreasonably withheld), any customary “at-the-market” forward sale transactions or customary “at-the-market” offering of our common stock on an agency basis by means of ordinary brokers’ transactions on or through the New York Stock Exchange or another market for our common stock customarily included in the calculation of the average daily traded volume (ADTV) of our common stock, at market prices prevailing at the time of sale, subject to a condition that, with respect to any such debt-for-equity exchange involving a valuation period referencing the shares of commons stock or involving investors’ hedging activity in the open market and any such “at-the-market” forward sale transaction or “at-the-market” offering, the related selling activity in respect of the shares, in aggregate on any trading day, shall not exceed 10% of the ADTV of our common stock (excluding block trades).

Other Relationships

The sales agents and their respective affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The sales agents and their respective affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business. In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the sales agents, forward sellers or forward purchasers or their respective affiliates that have a lending relationship with us routinely hedge, and certain others of those sales agents, forward sellers or forward purchasers or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such sales agents, forward sellers and forward purchasers and their respective affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities. The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of each of the sales agents participate in our credit facilities. As a result, such affiliates may receive a portion of the net proceeds of this offering through the repayment of any borrowings under such facilities if we decide to pay down such indebtedness. The forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

No Public Offering Outside of the United States

No action has been or will be taken in any jurisdiction, other than in the United States, that would permit a public offering of the shares of our common stock offered under this prospectus supplement or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock, in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying base prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying base prospectus and any other offering material or advertisements in connection with the shares of our common stock offered under this prospectus supplement may not be distributed or published, in or from any jurisdiction except in compliance with any applicable rules and regulations of any such jurisdiction. Persons into whose possession this prospectus supplement and the accompanying base prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of shares of our common stock and the distribution of this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with this common stock offering will be passed upon for us by McGuireWoods LLP, Richmond, Virginia, and for the sales agents, the forward sellers and the forward purchasers by Troutman Pepper Locke LLP, Richmond, Virginia, which also performs certain legal services for us and our affiliates on other matters.

PROSPECTUS

DOMINION ENERGY, INC.

600 East Canal Street

Richmond, Virginia 23219

(804) 819-2284

Senior Debt Securities

Junior Subordinated Debentures

Junior Subordinated Notes

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

From time to time, we may offer and sell our securities. The securities we may offer may be convertible into or exercisable or exchangeable for other securities of the Company. This prospectus may also be used by a selling security holder of the securities described herein.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus, as well as the name and other information with respect to a selling security holder, if any. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 31, 2025.

RISK FACTORS

Investing in our securities involves certain risks. Before making an investment decision, you should carefully consider and evaluate all of the information contained and incorporated by reference in this prospectus and any prospectus supplement, including the risk factors relating to our business that are incorporated by reference from our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as any risk factors we may describe in other reports or information we file with the Securities and Exchange Commission (SEC). See WHERE YOU CAN FIND MORE INFORMATION below.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may, from time to time, sell either separately or in units any combination of the securities described in this prospectus in one or more offerings up to an unspecified dollar amount.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material U.S. federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we,” “our,” “us,” “Dominion Energy” or the “Company” in this prospectus, we are referring to Dominion Energy, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.dominionenergy.com. Our website also includes other information about us and certain of our subsidiaries. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus, and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We make some of our filings with the SEC on a combined basis with one of our subsidiaries, Virginia Electric and Power Company (Virginia Power). Our combined filings with the SEC represent separate filings by Virginia Power and us. We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, except those portions of filings that relate to Virginia Power as a separate registrant, until we sell all of the securities covered by this prospectus or otherwise terminate the offering of securities under this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

•	Current Reports on Form 8-K, or amendments thereto, filed January 27, 2025, February 3, 2025, February 27, 2025, March 11, 2025, April 9, 2025, May 9, 2025, May 13, 2025, June 25, 2025, June 27, 2025, July 1, 2025, August 6, 2025, August 25, 2025 and October 1, 2025; and

•	the description of our capital stock contained in Amendment No. 9 to our Current Report on Form 8-K, filed August 25, 2025.

You may request a copy of any of the documents incorporated by reference at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219, (804) 819-2284.

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. The information that appears in this prospectus and that is incorporated by reference in this prospectus may only be accurate as of the date of this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

DOMINION ENERGY

Dominion Energy, Inc., headquartered in Richmond, Virginia, is a public utility holding company and conducts its operations primarily through its subsidiaries Virginia Power and Dominion Energy South Carolina, Inc. (DESC).

Virginia Power is a regulated public utility that generates, transmits and distributes electricity for sale in Virginia and North Carolina. In Virginia, Virginia Power conducts business under the name “Dominion Energy Virginia” and primarily serves retail customers. In North Carolina, Virginia Power conducts business under the name “Dominion Energy North Carolina” and serves retail customers located in the northeastern region of the state, excluding certain municipalities. In addition, Virginia Power sells electricity at wholesale prices to rural electric cooperatives and municipalities and into wholesale electricity markets.

DESC is a regulated public utility that generates, transmits and distributes electricity to customers in the central, southern and southwestern portions of South Carolina and distributes natural gas to residential, commercial and industrial customers in South Carolina. DESC conducts business under the name “Dominion Energy South Carolina.”

Our address and telephone number are 600 East Canal Street, Richmond, Virginia, 23219, telephone (804) 819-2284.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION on page 3.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of the securities offered by this prospectus to finance capital expenditures and future acquisitions and to retire or redeem debt securities issued by us and for other general corporate purposes, which may include the repayment of commercial paper and debt under any of our credit facilities.

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities, Junior Subordinated Debentures and Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under our Senior Indenture, dated as of June 1, 2015, between us and Deutsche Bank Trust Company Americas, as trustee, as amended and as supplemented from time to time. We will issue the Junior Subordinated Debentures in one or more series under our Junior Subordinated Indenture, dated as of December 1, 1997, between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, as amended and as supplemented from time to time. We will issue Junior Subordinated Notes in one or more series under our Junior Subordinated Indenture II, dated as of June 1, 2006, between us and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., as trustee, as amended and as supplemented from time to time. In this prospectus, the indenture related to the Junior Subordinated Debentures is called the Subordinated Indenture and the indenture related to the Junior Subordinated Notes is called the Subordinated Indenture II; and together the Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II are called the “Indentures.” We have summarized selected provisions of the Indentures below. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures. The Senior Indenture, the Subordinated Indenture and the Subordinated Indenture II have been filed as exhibits to the registration statement of which this prospectus is a part and you should read the Indentures for provisions that may be important to you.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt, except to the extent provided in the applicable prospectus supplement or other offering materials. The Junior Subordinated Debentures will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES—Subordination. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Priority Indebtedness, as described under the caption ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES—Subordination.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders, and any preferred security holders of our subsidiaries.

There is no limit on the amount of Debt Securities or other indebtedness we may issue. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures and by our board of directors, a duly authorized committee, or duly authorized officers, as applicable, authorizing the issuance.

The Indentures do not protect the holders of Debt Securities if we incur additional indebtedness or engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement or other offering materials for a particular series of Debt Securities will describe the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or any terms regarding repayment at the option of the holder;

•	if the Debt Securities are convertible into or exchangeable for other securities, and if so, the conversion terms and conditions;

•	any provisions that would obligate us to repurchase, repay or otherwise redeem the Debt Securities, or any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•	if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•	whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the applicable trustee and registered in the name of a securities depositary or its nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any rights that would allow us to defer or extend an interest payment date in connection with any series of Debt Securities;

•	any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds in connection with any series of Debt Securities;

•	the identity of the series trustee, if other than the trustee;

•	any changes to events of defaults or covenants;

•	if any series of Debt Securities will not be subject to defeasance or covenant defeasance; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture; Sections 2.1 & 2.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement or other offering materials. Any provisions relating to the conversion, amortization or redemption of Debt Securities will be set forth in the applicable prospectus supplement or other offering materials, including whether conversion, amortization or redemption is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to its stated maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•	redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 days nor less than 20 days prior to the date of redemption. (Section 1104 of the Senior Indenture; Section 3.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the Debt Securities of that series are selected for redemption; or

•	register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Option to Extend Interest Payment Period

If elected in the applicable supplemental indenture, we may defer interest payments on the Debt Securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement or other offering materials (each, an Extension Period). Other details regarding the Extension Period, including any limit on our ability to pay dividends during the Extension Period, will also be specified in the applicable prospectus supplement or other offering materials. No Extension Period may extend beyond the maturity of the applicable series of Debt Securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the interest rate for the applicable series of Debt Securities, to the extent permitted by applicable law. (Section 301(26) of the Senior Indenture; Section 2.10 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement or other offering materials, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•	by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable trustee prior to the deadline set forth in the applicable prospectus supplement or other offering materials by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture; Section 4.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement or other offering materials, the applicable trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the applicable trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture; Section 4.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture; Section 12.4 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 1002 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be registered in the name of the securities depositary or its nominee and deposited with the applicable trustee, as agent for the securities depositary. Unless otherwise stated in any prospectus supplement or other offering materials, The Depository Trust Company will act as the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the securities depositary. (Section 305 of the Senior Indenture; Section 2.5 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book- Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture; Section 8.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	Dominion Energy;

•	the applicable trustee; or

•	any agent of any of the above.

Covenants

Under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	in the case of the Senior Indenture, preserve and keep in full force and effect our corporate existence except as otherwise provided in the Senior Indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 1001, 1002, 1003, 1005 & 1006 of the Senior Indenture; Sections 4.1, 4.2, 4.4 & 4.6 of the Subordinated Indenture & the Subordinated Indenture II.)

Consolidation, Merger or Sale

The Indentures provide that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any person or acquire all or substantially all of the assets of another person unless (i) either we are the continuing corporation, or the successor corporation (if other than us) is a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes the due and punctual payment of the principal of and interest and other amounts due on the Debt Securities, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by us by supplemental indenture in form satisfactory to the applicable trustee, executed and delivered to the applicable trustee by such corporation, and (ii) we or such successor corporation, as the case may be, will not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

In case of any such consolidation, merger or conveyance, such successor corporation will succeed to and be substituted for us, with the same effect as if it had been named as us in the applicable Indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the applicable Indenture and the Debt Securities. (Sections 801 & 802 of the Senior Indenture; Sections 11.1, 11.2 & 11.3 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Events of Default

When used in each of the Indentures, Event of Default will mean any of the following with respect to Debt Securities of any series:

•	failure to pay the principal or any premium on any Debt Security when due;

•	with respect to the Senior Debt Securities, failure to deposit any sinking fund payment for that series when due that continues for 60 days;

•	failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days (or for 30 days in the case of any Junior Subordinated Debentures or Junior Subordinated Notes, as applicable); provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of the applicable series of Debt Securities that permit such deferrals;

•	failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the applicable trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) of that series give written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of Dominion Energy; or

•	any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture; Section 6.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

In the case of a general covenant default described above, the applicable trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the applicable trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement or other offering materials.

If an Event of Default for any series of Debt Securities occurs and continues, the applicable trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Debentures or Junior Subordinated Notes, as applicable) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture; Section 6.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The applicable trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, the applicable trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the applicable trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the applicable trustee, or exercising any power conferred upon the applicable trustee, for any series of Debt Securities. However, the applicable trustee must give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601, 602 & 603 of the Senior Indenture; Sections 6.6, 6.7, 7.1 & 7.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture; Section 14.2 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Satisfaction; Discharge

The applicable Indenture will cease to be of further effect with respect to the Debt Securities of a given series if, at any time, among other things:

•	all Debt Securities of such series have been delivered to the applicable trustee for cancellation; or

•	all Debt Securities of such series not delivered to the applicable trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the applicable trustee, and we have deposited with the applicable trustee funds in trust in an amount sufficient to pay upon maturity or redemption the principal, interest, premium, if any, and other amounts due with respect to all outstanding Debt Securities of such series.

Notwithstanding the above, certain provisions of the applicable Indenture will survive, including with respect to the rights, obligations and immunities of the applicable trustee, certain rights with respect to registration of the transfer or exchange of such Debt Securities, and the right of holders to receive payment from the amounts deposited with the applicable trustee. (Section 401 of the Senior Indenture; Section 12.1 of each of the Subordinated Indenture & the Subordinated Indenture II).

Defeasance

Unless we elect differently in the applicable supplemental indenture, the following discussion of legal defeasance and covenant defeasance will apply to any series of Senior Debt Securities or Junior Subordinated Notes issued under the Senior Indenture or Subordinated Indenture II, respectively.

Legal Defeasance

We can legally release ourselves from our payment and other obligations under the Senior Indenture with respect to any series of Senior Debt Securities (such release, a Legal Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•	us irrevocably depositing with the trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities;

•	that there has been a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service (IRS) to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Legal Defeasance had not occurred; and

•	us delivering an officers certificate and legal opinion to the trustee confirming the tax law change or IRS ruling described in the bullet above.

Under current U.S. federal income tax law, the deposit in trust and our legal release from the Senior Debt Securities as discussed above would be treated as a taxable exchange of the Senior Debt Securities. We encourage prospective holders to consult with their own tax advisors as to the specific consequences of a Legal Defeasance.

We can also effect a Legal Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The conditions set forth in the second and third bullets above are not applicable to the Subordinated Indenture II. If we were to elect to effect a Legal Defeasance with respect to any series of Junior Subordinated Notes, holders would be subject to the same tax treatment described in the paragraph above with respect to the Legal Defeasance of Senior Debt Securities.

If we were to effect a Legal Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, holders of such Debt Securities would rely solely on the amounts deposited with the applicable trustee with respect to payments due under such Debt Securities and we would not be responsible for any such payments, with the exception of the payment of certain additional amounts, if applicable. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Covenant Defeasance

We can legally release ourselves from certain covenants applicable to any series of Senior Debt Securities under the Senior Indenture (such release, a Covenant Defeasance) if certain conditions under the Senior Indenture are satisfied, including:

•	us irrevocably depositing with the applicable trustee cash, government obligations or a combination of cash and government obligations that will provide enough cash to make interest, principal and any additional payments on such Senior Debt Securities through the stated maturity or redemption date of such Senior Debt Securities; and

•	us delivering a legal opinion to the trustee to the effect that holders of such Senior Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, and in the same manner and at the same times, as would have been the case if such Covenant Defeasance had not occurred.

We can also effect a Covenant Defeasance with respect to any series of Junior Subordinated Notes under the Subordinated Indenture II by satisfying certain conditions of the Subordinated Indenture II, including the condition set forth in the first bullet above. The condition set forth in the second bullet above is not applicable to the Subordinated Indenture II. Under current U.S. federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, a Covenant Defeasance with respect to any series of Junior Subordinated Notes would not be treated as a taxable exchange.

If we were to effect a Covenant Defeasance with respect to a series of Senior Debt Securities or Junior Subordinated Notes as described above, we would still be responsible for payments with respect to such Debt Securities in the event of a shortfall in the funds deposited with the applicable Trustee. (Section 402 of the Senior Indenture and Section 12.5 of the Subordinated Indenture II.)

Modification of Indentures; Waiver

Under the Indentures, our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture; Section 10.2 of each of the Subordinated Indenture & the Subordinated Indenture II.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture; Section 10.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture; Section 6.6 of each of the Subordinated Indenture & the Subordinated Indenture II.)

In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Debentures or Junior Subordinated Notes of any series, as applicable, may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture or the Subordinated Indenture II under which those Junior Subordinated Debentures or Junior Subordinated Notes, as applicable, were issued. (Section 4.7 of each of the Subordinated Indenture & the Subordinated Indenture II.)

Concerning the Trustees

Deutsche Bank Trust Company Americas is the trustee under the Senior Indenture and series trustee under the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with Deutsche Bank Trust Company Americas or its affiliates. Deutsche Bank Trust Company Americas also serves as series trustee under another indenture under which we have issued securities. Affiliates of Deutsche Bank Trust Company Americas have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As trustee under the Senior Indenture, Deutsche Bank Trust Company Americas will perform only those duties that are specifically described in the Senior Indenture unless an Event of Default under the Senior

Indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Senior Indenture at the request of any holder of Senior Debt Securities unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture.)

The Senior Indenture permits us to name a different trustee for individual series of Senior Debt Securities. If named, a series trustee performs the duties that would otherwise be performed by the trustee under the Senior Indenture with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the trustee under the Senior Indenture. If a series trustee is named, information about any series trustee will be disclosed in the prospectus supplement and the trustee under the Senior Indenture will have no responsibility with respect to that series.

Deutsche Bank Trust Company Americas administers its corporate trust business at 1 Columbus Circle, 4th Floor, Mail Stop: NYC01-0417, New York, NY 10019 or such other address as it may notify to the Company from time to time.

The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., is the trustee under the Subordinated Indenture and the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. Affiliates of The Bank of New York Mellon have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

As trustee under the Subordinated Indenture and the Subordinated Indenture II, The Bank of New York Mellon will perform only those duties that are specifically described in the Subordinated Indenture and the Subordinated Indenture II unless an Event of Default under either indenture occurs and is continuing. It is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Junior Subordinated Debenture or Junior Subordinated Notes unless that holder offers reasonable indemnity to the trustee against the costs, expenses and liabilities which it might incur as a result. (Section 7.1 of each of the Subordinated Indenture & the Subordinated Indenture II.)

The Subordinated Indenture II permits us to name a different trustee for individual series of Junior Subordinated Notes. If named, a series trustee performs the duties that would otherwise be performed by the Trustee under the Subordinated Indenture II with respect to that series; the series trustee will have no greater liabilities or obligations and will be entitled to all the rights and exculpations with respect to such series that would otherwise be available to the Trustee under the Subordinated Indenture II. If a series trustee other than Deutsche Bank Trust Company Americas is named, information about such series trustee will be disclosed in the prospectus supplement and the trustee under the Subordinated Indenture II will have no responsibility with respect to that series.

The Bank of New York Mellon administers its corporate trust business at 240 Greenwich Street, Floor 7-E ATTN: Corporate Trust Administration, New York, New York 10286 or such other address as it may notify to the Company from time to time.

ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES

Repayment at the Option of Holders

We must repay the Senior Debt Securities at the option of the holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided in the prospectus supplement or other offering materials, the Senior Debt Securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture.)

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 180 calendar days nor less than 60 calendar days prior to the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•	in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable. (Section 1303 of the Senior Indenture.)

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES—Global Securities above.

Limitation on Liens

While any of the Senior Debt Securities are outstanding (other than those to which the limitation on liens covenant is expressly inapplicable), we are not permitted to create liens upon any Principal Property (as defined below) or upon any shares of stock of any Material Subsidiary (as defined below), which we now own or will own in the future, to secure any of our debt, unless at the same time we provide that the Senior Debt Securities will also be secured by that lien on an equal and ratable basis. However, we are generally permitted to create the following types of liens:

(1)	purchase money liens on future property acquired by us; liens of any kind existing on property or shares of stock or other securities at the time they are acquired by us; conditional sales agreements and other title retention agreements on future property acquired by us (as long as none of those liens cover any of our other properties);

(2)	liens on our property or any shares of stock or other securities of any Material Subsidiary that existed as of the date the Senior Debt Securities were first issued; liens on the shares of stock or other securities of any legal entity that existed at the time that entity became a Material Subsidiary; certain liens typically incurred in the ordinary course of business;

(3)	liens in favor of the United States (or any State), any foreign country or any department, agency or instrumentality or political subdivision of those jurisdictions, to secure payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing the purchase price or the cost of constructing or improving the property subject to those liens, including, for example, liens to secure debt of the pollution control or industrial revenue bond type;

(4)

debt that we may issue in connection with a consolidation or merger of Dominion Energy or any Material Subsidiary with or into any other company (including any of our affiliates or Material Subsidiaries) in exchange for secured debt of that company (Third Party Debt) as long as that debt (i) is secured by a mortgage on all or a portion of the property of that company, (ii) prohibits secured debt from being incurred by that company, unless the Third Party Debt is secured on an equal and ratable basis, or (iii) prohibits secured debt from being incurred by that company;

(5)	debt of another company that we must assume in connection with a consolidation or merger of that company, with respect to which any of our property is subjected to a lien;

(6)	liens on any property that we acquire, construct, develop or improve after the date the Senior Debt Securities are first issued that are created before or within 18 months after the acquisition, construction, development or improvement of the property and secure the payment of the purchase price or related costs;

(7)	liens in favor of us, our Material Subsidiaries or our wholly-owned subsidiaries;

(8)	the replacement, extension or renewal of any lien referred to above in clauses (1) through (7) as long as the amount secured by the liens or the property subject to the liens is not increased; and

(9)	any other lien not covered by clauses (1) through (8) above as long as immediately after the creation of the lien the aggregate principal amount of debt secured by all liens created or assumed under this clause (9) does not exceed 10% of the common shareholders’ equity, as shown on the Company’s consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such lien.

When we use the term “lien” in this section, we mean any mortgage, lien, pledge, security interest or other encumbrance of any kind; “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP in the United States) represent at least 20% of our total assets on a consolidated basis; and “Principal Property” means any of our plants or facilities located in the United States that in the opinion of our board of directors or management is of material importance to the business conducted by us and our consolidated subsidiaries taken as whole. (Section 1008 of the Senior Indenture.)

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness;

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures. (Sections 14.1 & 14.9 of the Subordinated Indenture.)

Senior Indebtedness means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following, unless otherwise specified in the prospectus supplement or other offering materials:

•	all of our current and future indebtedness for borrowed or purchase money or other similar instruments whether or not evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Debentures without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

ADDITIONAL TERMS OF THE JUNIOR SUBORDINATED NOTES

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture II, to all Priority Indebtedness (as defined below). If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness unless otherwise specified in the prospectus supplement or other offering materials;

then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 & 14.9 of the Subordinated Indenture II.)

Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed.

Priority Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture II.)

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture II irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the Subordinated Indenture II to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture II.)

The Subordinated Indenture II does not limit the amount of Priority Indebtedness that we may issue.

DESCRIPTION OF CAPITAL STOCK

As of October 24, 2025, our authorized capital stock was 1.77 billion shares. Those shares consisted of 20 million shares of preferred stock and 1.75 billion shares of common stock. As of October 24, 2025, approximately 854 million shares of common stock were issued and outstanding, and approximately 1.8 million shares of preferred stock were issued and outstanding. No holder of shares of common stock or preferred stock has any preemptive rights.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “D.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Dividends

Common shareholders may receive dividends when declared by our board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common shareholders may not receive dividends until we have satisfied our obligations to any preferred shareholders. Under certain circumstances, our indentures or other agreements to which we are a party may also restrict our ability to pay cash dividends.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to cumulative voting rights.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

Transfer Agent and Registrar

Computer Share Trust Company, N.A. currently serves as transfer agent, registrar and dividend paying agent for our common stock.

Preferred Stock

Our board of directors can, without approval of shareholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, the terms of a given series of preferred stock could restrict dividend payments to holders of our common stock.

Preferred stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the terms of the applicable series, shares of preferred stock of a given series will rank on parity in all respects with any outstanding preferred stock we may have, unless otherwise specified in the terms of such outstanding preferred stock, and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock may limit the rights of the holders of our common stock and other series of preferred stock.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement or other offering materials relating to such series. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

On December 9, 2021, we issued 1,000,000 shares of 4.35% Series C Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, without par value (the Preferred Stock).

Certain terms of the Preferred Stock that may limit the rights of holders of our common stock or other series of preferred stock are described below, and the full terms of the Preferred Stock are set forth in Article IIIC of our articles of incorporation. If we issue additional series of preferred stock, the specific designation and rights, preferences and limitations of such series will be described in the prospectus supplement or other offering materials relating to such a series.

Ranking

The Preferred Stock ranks senior to all classes or series of our common stock and any other class or series of junior stock, if any, with respect to dividend rights and rights upon any liquidation, winding-up or dissolution.

Liquidation Preference

If we liquidate, dissolve or wind up, holders of shares of Preferred Stock will have the right to receive $1,000 per share, plus accumulated and unpaid dividends, if any (whether or not authorized or declared) up to, but excluding, the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Preferred Stock as to liquidation rights, but subject to the prior payment in full of all of our liabilities and the preferences of any senior stock.

Dividends and Restrictions on Common Dividends

Dividends are payable on the Preferred Stock semi-annually in arrears, in each case when, as and if declared by our board of directors. However, dividends on the Preferred Stock accumulate regardless of whether such dividends are declared by the board of directors, permitted under Virginia law or prohibited by any agreement to which we are a party. Dividends on the Preferred Stock are payable only in cash.

As long as shares of the Preferred Stock remain outstanding, unless all accumulated and unpaid dividends for all preceding dividends periods have been declared and paid, or a sufficient sum has been set apart for the payment of such dividends, we are not permitted to (i) declare and pay dividends on any capital stock ranking, as to dividends, on parity with or junior to the Preferred Stock, such as the common stock, or (ii) redeem, purchase or otherwise acquire any capital stock ranking, as to dividends or upon liquidation, on parity with or junior to the Preferred Stock, such as the common stock, subject, in the case of both clauses (i) and (ii), to certain exceptions as described in the terms of the Preferred Stock.

Voting Rights

Holders of shares of the Preferred Stock generally have no voting rights, except as otherwise required by Virginia law. However, if dividends on any shares of Preferred Stock have not been declared and paid in full for three semi-annual full dividend periods, whether or not consecutive, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equally with the Preferred Stock as to payment of dividends and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to our board to serve until all accumulated unpaid dividends have been paid or declared with a sufficient sum set aside for payment.

Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws

General

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our articles of incorporation and bylaws, address corporate governance issues, including the rights of shareholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect. This anti-takeover effect may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock. If you are buying our common stock as part of a short-term investment strategy, this might be especially important to you.

We have summarized the key provisions below. You should read the actual provisions of our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and the Virginia Act that relate to your individual investment strategy.

Business Combinations

Our articles of incorporation require that any merger, share exchange or sale of substantially all of our assets be approved by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders. Interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that certain affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries that increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, an affiliated transaction must be approved by either two-thirds of disinterested voting shares or a majority of disinterested directors.

The provisions of the Virginia Act relating to affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out.

The Virginia Act also contains provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1⁄3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

Our bylaws give us the right to redeem the shares purchased by an acquiring person in a control share acquisition. We can do this if the acquiring person fails to deliver a statement to us listing information required by the Virginia Act or if our shareholders vote not to grant voting rights to the acquiring person.

The Virginia Act permits corporations to opt out of the control share acquisition provisions. We have not opted out.

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process.

Board of Directors

Members of our board of directors serve one-year terms and are elected annually. Except when the number of nominees exceeds the number of directors to be elected (a contested election), directors are elected by majority vote. In the case of a contested election, directors are elected by a plurality vote. Directors may be removed from office for cause if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.

Shareholder Proposals and Director Nominations

Our shareholders can submit shareholder proposals and nominate candidates for election to our board of directors if the shareholders follow the advance notice procedures described in our bylaws.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 90, but not more than 120, days before a scheduled meeting. The notice must include certain required information as set forth in our bylaws, including information concerning the nominee, the shareholder and certain persons associated with the shareholder.

Shareholder proposals must be submitted to our corporate secretary at least 90, but not more than 120, days before the first anniversary of the date of our last annual meeting. The notice must include certain required information as set forth in our bylaws, including a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder’s name and address and number of shares held, any material interest of the shareholder and certain associated persons in the proposal and certain representations by the shareholder.

Director nominations and shareholder proposals that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Proxy Access

Our bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director candidates to occupy up to two or 20% of our board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in the bylaws.

Meetings of Shareholders and Action by Written Consent

Under our bylaws, meetings of the shareholders may be called by the chairman of the board, the vice chairman, the president or a majority of our board of directors. Special meetings of shareholders will also be held whenever called by the corporate secretary, upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request more than 15% of all of our outstanding shares of common stock. Any such request must include certain required information as set forth in our bylaws.

Under the Virginia Act, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. In addition, the Virginia Act provides that the articles of incorporation of a corporation may authorize action by shareholders by less than unanimous written consent provided that the taking of such action is consistent with any requirements that may be set forth in the corporation’s articles of incorporation, bylaws or the Virginia Act provision. In the case of a public corporation, the inclusion of such a provision in the articles of incorporation must be approved by more than two-thirds of any voting group entitled to vote on the amendment.

The Virginia Act further provides that less than unanimous written consent is not available at any public corporation whose articles of incorporation or bylaws allow a special meeting to be called by shareholders (or a group of shareholders) holding 30% or fewer of all votes entitled to be cast. Therefore, before our shareholders may have the right to act by less than unanimous written consent, our board and more than two-thirds of the holders of our common stock would need to approve an amendment to our articles of incorporation to add such a provision and our bylaws would need to be amended to increase the percentage of shareholders required to call a special meeting above 30%. The board currently does not intend to approve either of these actions.

These provisions could have the effect of delaying until the next annual shareholders’ meeting shareholder consideration of actions that are favored by the holders of up to 15% of our outstanding shares of common stock, because such holders would be able to consider such action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting and would not own sufficient shares of our common stock to request the calling of a special meeting.

Amendment of Articles

Generally, our articles of incorporation may only be amended or repealed by a majority of the votes entitled to be cast on the matter by each voting group entitled to vote on the matter.

Indemnification

Under our articles of incorporation, we indemnify our officers and directors to the fullest extent permitted under Virginia law against all liabilities incurred in connection with their service to us. We have also entered into agreements relating to the advancement of expenses for certain of our directors and officers in advance of a final disposition of proceedings or the making of any determination of eligibility for indemnification pursuant to our articles of incorporation.

Limitation of Liability

Our articles of incorporation eliminate the liability of our directors and officers for monetary damages to us or our shareholders in any action, suit or proceeding to the fullest extent permitted by Virginia law.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action for breach of duty to the Company or the Company’s shareholders by any current or former director, officer or shareholder of the Company, (iii) action asserting a claim arising under the Virginia Act or our articles of incorporation or bylaws or (iv) action asserting a claim governed by the internal affairs doctrine that is not included in clauses (i), (ii) or (iii) above will be a federal or state court located within the Commonwealth of Virginia, subject to one of the applicable courts having personal jurisdiction over the indispensable parties named as defendants. Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for any cause of action arising under the Securities Act of 1933, as amended.

Any person or entity acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the above provisions in our bylaws.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock or preferred stock. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities or obligations of our subsidiaries, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units and will contain a discussion of the material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement or other offering materials will not necessarily be complete, and reference will be made for additional information to the purchase contract agreement or unit purchase agreement, as applicable, that we will enter into at the time of issue, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following ways:

•	directly to purchasers;

•	through agents;

•	to or through underwriters; or

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, in accordance with Rule 415(a)(4). An at-the-market offering may be through an underwriter or underwriters acting as principal or agent for us.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement or other offering materials, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement or other offering materials.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or other offering materials indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or other offering materials, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement or other offering materials (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer used in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP, Richmond, Virginia. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Dominion Energy, Inc. incorporated by reference in this prospectus, and the effectiveness of Dominion Energy Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.